Exhibit 99.1

For Further Information, Contact:
Quality Systems, Inc.	Susan J. Lewis
18111 Von Karman Avenue, Suite 700	Phone: (303) 766-4343
Irvine, CA 92612	slewis@qsii.com
Phone: (949) 255-2600
Mark Davis, Executive Vice President, Corporate Development and Strategy
mdavis@qsii.com

FOR IMMEDIATE RELEASE
FEBRUARY 18, 2016

QUALITY SYSTEMS, INC. APPOINTS CHIEF FINANCIAL OFFICER

IRVINE, Calif. … February 18, 2016 … Quality Systems, Inc. (NASDAQ:QSII) announced today the appointment of James R. “Jamie” Arnold, Jr. to the post of chief financial officer, effective March 1, 2016.
Arnold, with more than three decades of finance and software technology experience, will oversee all financial-related functions of the Company and its NextGen Healthcare subsidiary. He assumes the role from John K. Stumpf, who has been serving as interim chief financial officer since March 2015.
Most recently, from June 2010 to May 2015, Arnold served as chief financial officer and executive board member at Kofax Ltd., an Irvine, Calif. based software company, where he was responsible for finance, accounting, IT, real estate, treasury, audit, tax and investor relations. During this period, Arnold was instrumental in the completion and integration of six acquisitions, disposition of the hardware distribution business and oversaw the company’s U.S. initial public offering and the company’s transition from a listing on the London Stock Exchange. As a key member of management, Arnold participated in and facilitated the strategic process that resulted in the sale of its enterprise software division, focused on integration and transition matters.
From 2004 to 2009, Arnold was senior vice president at Nuance Communications, Inc., a Burlington, Mass.-based publicly traded software company. He also was chief financial officer from 2004 to 2008 and during this time, Nuance acquired 17 companies and completed several debt and secondary stock offerings. From 2008 to 2009, Arnold aided with the integration of an acquisition.
Arnold also held other senior-level finance positions at a range of publicly traded technology companies, including vice president, corporate controller at Cadence Design Systems, Inc., chief financial officer at Informix Software, Inc. and, corporate controller at Centura Software Corporation. Arnold began his career at PriceWaterhouse LLP, where he provided consulting and auditing services to companies across diverse industries.
Arnold served as a board member and chair of the Audit Committee at Selectica, Inc. from 2003 to 2010. In 2010, he served as co-chairman of the board.

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Quality Systems, Inc.
Appointment of Chief Financial Officer
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“We welcome Jamie to the Company. He brings a wealth of public company experience to QSI/NextGen, and the broad knowledge he gained while working at various technology and software companies. We look forward to the contributions Jamie will make in his new role, further solidifying the management team as we prepare our clients for the sea-change occurring within the healthcare information technology landscape. We also want to thank John Stumpf, our corporate controller and treasurer, for his efforts and dedication as he ably filled the CFO role on an interim basis while we conducted a nationwide search. John will remain the Company’s principal accounting officer,” explained Rusty Frantz, president and chief executive officer.
Arnold said of his new role: “This is an exciting time to be part of the leadership team at Quality Systems and to have the chance to drive change as the Company pursues a new strategic direction and vision under the leadership of Rusty Frantz.”
Arnold, 59, holds a Bachelor of Business Administration in Finance from Delta State University in Cleveland, Miss. and a Master’s degree in Business Administration from Loyola University in New Orleans, La.

About Quality Systems, Inc.
Irvine, Calif.-based Quality Systems, Inc. (QSI) and its subsidiary, NextGen Healthcare Information Systems, develop and provide a range of software and services for medical and dental group practices, including practice management and electronic health record applications, patient portal, interoperability and connectivity products and population health management and analytics offerings. Services include managed cloud services, revenue cycle management, claims clearinghouse, data interchange and value-add consulting. The Company’s solution portfolio is readily integrated and collectively positioned to drive low total cost of ownership for its client partners, as well as enable the transition to value-based healthcare. Visit www.qsii.com and www.nextgen.com for additional information.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS
This news release may contain forward-looking statements within the meaning of the federal securities laws, including but not limited to, statements regarding future events, developments in the healthcare sector and regulatory framework, the Company's future performance, as well as management's expectations, beliefs, intentions, priorities, initiatives, plans, estimates or projections relating to the future. Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements and additional risks and uncertainties are set forth in Part I, Item A of our most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2015 and in Part II, Item 1A of our subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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